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                                                                    Exhibit 2.8


                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into this 11th day of September, 1996, by and among SRM INVESTMENTS, INC., d/b/a The Chase Company, a Texas corporation ("Chase"), Frank E. Rolfe ("Rolfe") and Richard M. Skorburg ("Skorburg") (Chase, Rolfe and Skorburg are collectively referred to as "Seller") and UNIVERSAL OUTDOOR, INC., an Illinois corporation ("Buyer").

                              W I T N E S S E T H :

     In consideration of the respective representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Buyer and Seller agree as follows:

1.   TRANSFER OF ASSETS.

     1.1 Buyer agrees that at the Closing it shall acquire the assets of Seller described in Section 1.3 of this Agreement, including those assets listed on Exhibits 1.3.1 through 1.3.11A attached to this Agreement ("Assets"), all of which Assets are used in the outdoor advertising business in the market described in Exhibit 1.1 ("the Market"). Seller agrees to transfer, assign, convey and deliver to Buyer all of the Assets, in exchange solely for the consideration specified under the provisions of Section 1.4 herein ("Purchase Price"), the assumption of certain obligations of Seller as specified, and the other undertakings of Buyer pursuant to this Agreement.

     1.2 The consideration payable by Buyer, as specified in Section 1.4, includes any applicable sales taxes or other taxes imposed upon the transfer of the Assets to Buyer.

     1.3            The Assets shall consist of the following:

          1.3.1          All interest in and to the real property described on
                    Exhibit 1.3.1, including all leasehold interests of Seller as lessee in and to such real property, and all easements, licenses, and prepaid ground rents associated with such real property (collectively "Leases").

          1.3.2 All sign structures, whether owned or leased, and leasehold interests in sign structures, including all fixtures, lights, electrical hook ups, catwalks and other appurtenant equipment, which are described in Exhibit 1.3.2 (collectively "Signs").

          1.3.3 All rights and entitlement of Seller in and to advertising contracts which are listed in Exhibit 1.3.3.

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          1.3.4          All other contract rights and entitlements related to
                    the Assets, whether oral or written, including those set forth in Exhibit 1.3.4.

          1.3.5 All rights and obligations of Seller in and to the unbuilt sign locations listed in Exhibit 1.3.5. For purposes of this subsection "unbuilt sign locations" shall mean all leasehold or other property interests, all state or local permits, and any other complete or partial right or expectancy to construct a sign.

          1.3.6 To the extent they are assignable, all governmental permits, licenses, approvals or authorizations related to the Assets ("Permits"). Seller shall cooperate with Buyer in the assignment and transfer to Buyer of all such governmental permits, licenses, approvals or authorizations, including state and local sign permits. All such permits, licenses, approvals or authorizations are listed in Exhibit
                    1.3.6. Buyer acknowledges that Seller's Texas Department of Transportation sign operator's license is personal and non-transferable and will not be assigned to Buyer pursuant to this Agreement.

          1.3.7 All deposits from customers held by Seller arising from transactions relating to the Assets. There are no such deposits known to Seller.

          1.3.8 All telephone numbers and listings used by Seller in the Market. Seller will not change said telephone numbers. A list of all telephone numbers and listings is attached as
                    Exhibit 1.3.8.

          1.3.9 All claims or rights to payment associated with or arising with respect to any litigation as to which Seller is a plaintiff or defendant (except for Seller's rights as to collection judgments as set forth in Section 1.3.11), and/or any condemnation proceedings relating to any Assets pending as of the Closing Date. There are no such proceedings known to Seller. Seller will cooperate with Buyer in providing Buyer with information about said litigation.

          1.3.10 All computerized or non-computerized artwork used with respect to Seller's outdoor advertising business in the Market.

          1.3.11 All accounts receivable and prepaid expenses of Chase at Closing, including but not limited to those listed on
                    Exhibit 1.3.11A, except for collection judgments and the Heywood Company promissory note set forth on Exhibit 1.3.11B.

          1.3.12 All rights of Seller as sublessee of Seller's sign shop in Kennedale, Texas, all rights of Seller as lessee of the leased shop equipment located therein, all of Seller's right, title, and interest in the shop equipment, inventory, supplies, and all other personal property located therein which is owned by Seller, and (subject to Buyer's assumption of the promissory notes described in

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                    Exhibit 4.1.4) all of Seller's right, title, and interest in the Toyota T-100 truck, Ford Ranger truck, and trailer used in Seller's shop operations.

          1.3.13 All books, records, and documents relating to the Assets, but excluding Seller's general accounting and tax records and other documents not specifically relating to the Assets.

     1.4 Buyer shall pay to Chase a Purchase Price for the Assets equal to the sum of the following:

                         (a) One Hundred Thousand Dollars ($100,000) as a non-
                    refundable earnest money deposit ("the Earnest Money"); and

                         (b) Five Million Six Hundred Fifty Thousand Dollars
                    ($5,650,000) in cash or cash equivalent funds or by wire transfer at closing pursuant to Chase's instructions shown on Exhibit 1.4(b).

                         (c) Fifty Thousand Dollars ($50,000) payable into
                    escrow pursuant to the terms of the Escrow Agreement attached as Exhibit 1.4(c).

          1.4.1 The parties acknowledge that the anticipated payment status of such periodic receipts and expenditures as sign lease ground rents (including percentage rentals) and other lease payments, advertising revenues, advertising commissions, property taxes, utility charges, and paint costs has been taken into account in determining the Purchase Price, and that therefore there will be no proration of said items or any other periodic receipts and expenditures associated with the Assets.

     1.5            The Purchase Price shall be payable as follows:

          1.5.1 The Earnest Money will be paid by Buyer to Chase by wire transfer upon execution of this Agreement. The Earnest Money will be refundable to Buyer solely in the event that the transactions contemplated by this Agreement fail to close by reason of Seller's default.

          1.5.2 The portion of the Purchase Price payable under Section 1.4(b) will be paid by Buyer to the order of Chase on the Closing Date, without reduction or credit for the Earnest Money.

          1.5.3 The portion of the Purchase Price payable under Section 1.4(c) will be paid by Buyer to the escrow agent by wire transfer at Closing.

     1.6 The parties agree that the allocated Asset values attached as Exhibit 1.6 fairly and accurately represent the respective values of the Asset categories of Seller purchased

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          by Buyer pursuant to this Agreement.  Buyer and Seller shall timely
          (and in no event later than three months after the Closing Date) complete a Form 8594, Asset Acquisition Statement of Allocation, consistent with the allocations set forth on Exhibit 1.6, and shall file a copy of such form with their respective federal income tax returns for the period which includes the Closing Date. Buyer and Seller further agree not to take any position inconsistent with such allocation for any tax purpose.

     1.7 At the Closing, Seller shall execute the Non-Competition, Non-Solicitation and Non-Disclosure Agreement substantially in the form set forth in Exhibit 1.7.

                    If Seller violates this Section 1.7 and the Non-Competition, Non-Solicitation and Non-Disclosure Agreement referenced herein, and Buyer obtains a final judgment or arbitration award or a settlement is reached with Seller for damages as a result of this violation, Buyer may offset the amount of this judgment, arbitration award or settlement against any amounts owed by Buyer to the party or parties committing such violation. "Final" shall mean any judgment for which no appeal has been filed despite the expiration of the time allowed therefor under applicable law, or as to which all available appeals have been exhausted. Provided, however, Buyer's claim shall not be limited to the amount of any offset available.

     1.8 Buyer has the non-exclusive right to use the name Chase and all other trade names used by Seller in its outdoor advertising business in the Market for one year from the Closing Date. Buyer shall have the right for one year from the Closing Date to endorse the name Chase or Chase Company to all checks, which pursuant to the terms of this Agreement, are the property of Buyer.

2. REPRESENTATIONS AND WARRANTIES OF CHASE. Chase represents and warrants to Buyer as an inducement to Buyer to purchase the Assets pursuant to the terms of this Agreement as follows:

     2.1 Chase is a Texas corporation, duly organized, validly existing in good standing under the laws of that state, and has the corporate power to own its property and carry on its business as now being conducted, and to execute and deliver the Asset Purchase Agreement and any other agreements to be entered into by Chase in connection with the Asset Purchase Agreement.

     2.2 To the best of Seller's knowledge, no violations of applicable laws or regulations, including, but not limited to, zoning regulations and building permits or other permits related to sign structures have occurred that would have a material adverse effect on the future operation of any Asset, except as disclosed in Exhibit 2.2. Buyer and Seller acknowledge that some or all of the Signs constitute legal nonconforming uses under the laws and ordinances of the respective jurisdictions in which they are located.

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     2.3            Attached as Exhibit 2.3 are unaudited balance sheets and
          comparative operating statements of Seller's outdoor advertising business in the Market as of June 30, 1996 (the "Financial Statements"). These Financial Statements are in accordance with the books and records of Seller and fairly and accurately present its financial position with respect to its outdoor advertising business in the Market as of that date.

     2.4 Since the date of the Financial Statements, except as disclosed in Exhibit 2.4, there have been no material adverse changes in the general affairs, management or financial position or financial condition of Seller with respect to the outdoor advertising business in the Market.

     2.5 The Exhibits attached to this Agreement are correct in all respects including specifically the following;

          2.5.1          The information about contracts attached as Exhibit
                    1.3.3 and Exhibit 1.3.4 to this Agreement is true and correct as of the dates set forth and those contracts (1) are, to the best of Seller's knowledge, enforceable according to their terms; and (2) have not been breached by Seller or, to the best of Seller's knowledge, any of the other parties thereto except as disclosed in Exhibit 1.3.3.

          2.5.2 To the best of Seller's knowledge, all sign leases to which Seller is a Lessee of property on which one or more Signs have been erected are enforceable according to their terms.

          2.5.3 Exhibit 2.5.3 lists the following agreements, whether oral or written:

                    (a) Each contract, agreement or commitment for the sale or lease of Assets, excluding advertising contracts listed in
          Exhibit 1.3.3, contracts to provide advertising allowances or promotional services which are listed in Exhibit 1.3.4, subleases listed in Exhibit 2.17, and agreements listed in Exhibit 2.26.

                    (b) Each contract with any dealer, distributor, broker, agent or sales representative related to the Assets.

                    (c) Employment contracts, including union contracts, executed by any officer, director, employee or consultant of Seller in connection with Seller's outdoor advertising business in the Market (other than Skorburg and Rolfe).

     2.6 There are no unfair labor practice charges pending, or to the best of Seller's knowledge, threatened against Seller in connection with its outdoor advertising business in the Market. Seller has not engaged in any unfair labor practices in connection with its outdoor advertising business in the Market, and there is no strike, dispute, request for representation or work stoppage pending or threatened against Seller by or with respect to any employees of Seller in its outdoor advertising business

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          in the Market.

     2.7 The execution, delivery and performance of this Agreement by Seller, including, without limitation, all conveyances, transfers, assignments and deliveries contemplated, have been duly and effectively authorized and approved by Chase's board of directors and shareholders and all other persons, businesses, banks and governmental bodies or courts whose approval is required. This Agreement and each and every instrument executed and delivered by Seller shall constitute a valid and binding obligation of Seller enforceable against Seller according to its terms.

     2.8 The performance of this Agreement by Seller shall not conflict with or violate the provisions of any agreement or instrument binding upon Seller.

     2.9 There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, after due inquiry, to the best of Seller's knowledge, threatened against or affecting the Assets or which would have any adverse effect on Seller's performance of this Agreement and the transactions contemplated. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

     2.10 Except as set forth on Exhibits 2.10, 2.17, and 2.26, Seller's title to all property included in the Assets disclosed in the Exhibits to this Agreement has not been encumbered by Seller in any manner, except for encumbrances which will be extinguished at or before Closing.

     2.11 To the best of Seller's knowledge, all Assets are useable in the ordinary course of business in accordance with industry standards. Except as set forth in Exhibit 2.11, Seller has no knowledge of any defects in the condition of any of the said Assets which would materially impair Buyer's ability to use said Assets in the outdoor advertising business in the Market. The provisions of this Section are subject to the provisions of Section 4.5 regarding Consents.

     2.12 Chase represents and warrants to Buyer that as of the date of this Agreement the following environmental representations and warranties are true to the best of Seller's knowledge:

          2.12.1 Seller has not caused or permitted its operations on any real estate owned or leased by Seller in connection with the Assets to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process hazardous substances or other dangerous or toxic substances, or solid wastes except in compliance with all applicable federal, state and local laws or regulations, and has not caused or permitted and has no knowledge of the release of any hazardous substances that have gone onto or offsite of any real estate owned or leased by Seller in connection with the Assets, and Seller has

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                    no knowledge that any person or entity has in the past
                    utilized any real estate owned or leased by Seller in connection with the Assets in a manner which has created any hazardous substance on or off any real estate owned or leased by Seller. There are no pending and no threatened claim, suit, administrative proceeding, or other action by a Court or governmental entity with regard to hazardous substances on any real estate owned or leased by Seller in connection with the Assets.

          2.12.2 Chase agrees to indemnify and hold harmless Buyer, its successors, and assigns against and in respect of any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting, consulting, engineering and other expenses, which may be imposed upon or incurred by Buyer, its successors or assigns, or asserted against the Buyer, their successors or assigns by any other party or parties (including, without limitation, a governmental entity), arising out of or in connection with any environmental condition, resulting from activity of Seller prior to Closing.

     2.13 Except current liabilities incurred or paid in the ordinary course of business and obligations under contracts entered into or performed in the ordinary course of business so as to preserve and expand their ongoing business or as otherwise incurred or performed in the ordinary course of business, Seller has not since the date of the Financial Statements attached as Exhibit 2.3;

          2.13.1 incurred or become subject to any obligations or liabilities (absolute or contingent) which have a material adverse effect on the Assets;

          2.13.2 mortgaged, pledged or subjected to any lien, charge or encumbrance any of the Assets;

          2.13.3 entered into any transaction other than in the ordinary course of business in any way affecting the Assets, except for this Agreement and the transactions contemplated hereunder;

          2.13.4 except as disclosed in Exhibit 2.13.4, increased, without the knowledge of Buyer, the general rate of compensation payable to any of its employees in Seller's outdoor advertising business in the Market or made or accrued for any new employee benefit plans for such employees. A list of such employees (except Skorburg and Rolfe) who work on a full time basis and all compensation and bonus arrangements for these employees is set forth in
                    Exhibit 2.13.4;

          2.13.5 except as disclosed in Exhibit 2.13.4, made, accrued or become liable in any way for any bonus, profit sharing, pension, incentive compensation or other similar payments to any employee in Seller's outdoor advertising business in the

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                    Market;

          2.13.6 suffered any other event or condition of any character which has materially adversely affected the Assets.

     2.14 Seller shall continue through the Closing Date its normal and customary collection efforts with regard to its accounts receivable and shall not make any operational changes in anticipation of this transaction. The accounts receivable reflected in the Financial Statements attached as Exhibit 2.3 arose out of bona fide transactions in the ordinary course of business and, to the best of Seller's knowledge, are not subject to any right of offset or counterclaim except for any barter or lease trade out arrangements disclosed in Exhibit 2.18.

     2.15 Except as set forth in Exhibit 2.15, Seller does not sponsor or participate in any (i) life, health, accident or disability or any other "employee welfare benefit plan" as defined in Section 3(1) of ERISA, with respect to Seller's outdoor advertising business in the Market, or (ii) any "employee pension benefit plan" as defined in
          Section 3(2) of ERISA, with respect to Seller's outdoor advertising business in the Market. Exhibit 2.15 also discloses the Seller's vacation, sick leave and holiday policies with respect to its employees engaged in outdoor advertising business in the Market.

     2.16 Seller has paid or will pay all federal, state, and local taxes, including real and personal property, sales and use and other taxes it is required to pay with respect to its outdoor advertising business in the Market, except for current year property taxes proration of which is waived pursuant to Section 1.4.1.

     2.17 Except as set forth in Exhibit 2.17, Seller has not sublet any Assets.

     2.18 Seller has not engaged in any "bartering" or "lease trade outs" of accounts receivable or advertising space with respect to the Assets except as described on Exhibit 2.18.

     2.19 Seller does not know of any governmental investigation of Seller, or Chase's shareholders, officers or directors, in connection with Seller's outdoor advertising business in the Market.

     2.20 The performance of this Agreement by Seller shall not constitute a fraudulent conveyance under Federal or State law.

     2.21 To the best of Seller's knowledge, Seller has all permits and licenses needed to operate the Assets being purchased by Buyer except as disclosed in Exhibit 2.2, and no one has challenged the validity of those permits and licenses.

     2.22 No Major Advertiser of Seller has advised Seller that it is going to breach,

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          terminate, or decline to renew its advertising contract by reason of the assignment of such contract to Buyer. The term "Major Advertiser" as used herein shall mean any advertiser whose annual payments are Five Thousand Dollars ($5,000.00) in the aggregate or more. No group of advertisers whose annual payments exceed Forty Thousand Dollars ($40,000) have advised Seller they are going to breach, terminate, or decline to renew their advertising contracts by reason of the assignment of such contracts to Buyer.

     2.23 With respect to its outdoor advertising business in the Market, Seller has filed all tax returns or other tax reports when due. There are no tax audits threatened or pending against Seller with respect to its outdoor advertising business in the Market.

     2.24 Chase shall be responsible for providing any notice of layoff or plant closing required in connection with the transaction contemplated herein pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law, and any applicable state or local plant closing notification statute, and Chase shall bear any liability or obligation that may arise or accrue as the result of improper or untimely notice or that may arise under such laws from any person claiming wrongful termination or change of employment as a result of the transaction set forth in this Agreement.

     2.25 All dues owed by Seller to any outdoor advertising association have been paid.

     2.26 There are no agreements or undertakings pursuant to which any third party has or may have the right to acquire from Seller any Assets, except as described in Exhibit 2.26.

     2.27 To the best of Seller's knowledge, in the five years prior to Closing, no employee of Seller, lessor, business invitee, or other person has suffered personal injury or property damage as a result of any action involving the Assets such that a claim has been or may be raised against Seller directly or indirectly or under the workman's compensation laws of any state except as set forth in Exhibit 2.27.

     2.28 Seller shall deliver to Buyer under this Agreement sign structures containing, in the aggregate, at least 255 advertising faces.

     2.29 Following Closing, neither Seller nor any affiliates of Seller will have any direct, indirect or beneficial ownership of any of the Assets being purchased by Buyer.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     3.1 Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Illinois, with full power and authority to

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          own its properties and carry on its business as now being conducted, and to execute and deliver this Agreement and any other agreements to be entered into by Buyer in connection with this Agreement.

     3.2 The performance of this Agreement by Buyer will not conflict with or violate the provisions of any agreement or instrument binding upon Buyer; and the execution, delivery and performance of this Agreement shall have been duly and effectively authorized and approved by Buyer and all other persons, businesses, banks, and governmental bodies whose approval is required, prior to closing. This Agreement and each and every instrument executed and delivered by Buyer shall constitute a valid and binding obligation of Buyer enforceable according to its terms.

     3.3 There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, after due inquiry, to the best of Buyer's knowledge, threatened against or affecting the business, assets or financial conditions of Buyer within the Market or which would have any material adverse effect on Buyer's performance of this Agreement and the transactions contemplated. Buyer is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

     3.4 Buyer shall use its reasonable business efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

     3.5 The performance of this Agreement by Buyer shall not constitute a fraudulent conveyance under Federal or State law.


4.   ASSUMPTION OF OBLIGATIONS.

     4.1 Buyer does not assume any obligations or liabilities of Seller of any kind or nature, except as to those matters specified below.

          4.1.1 Post-closing liabilities under leases affecting the Assets, and which have not been paid, performed or discharged by Seller.

          4.1.2 Post-closing obligation to deliver advertising services pursuant to advertising contracts purchased pursuant to this Agreement.

          4.1.3 Post-closing obligations to pay advertising commissions with respect to advertising revenues received by Buyer after the Closing Date. Such obligations are listed in Exhibits
                    2.5.3 and 4.1.3.

          4.1.4 Post-closing obligations under the promissory notes described in

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                    Exhibit 4.1.4.

          4.1.5 Those trade accounts payable in the ordinary course of business of Seller listed on Exhibit 4.1.5.

     4.2 Anything to the contrary notwithstanding, it is expressly understood that Buyer shall not assume any of the following obligations or liabilities of Seller:

          4.2.1 Any city, state or federal tax liabilities for any kind of tax for any period prior to and including the Closing Date, except current year property taxes proration of which has been waived pursuant to Section 1.4.1.

          4.2.2 Any income tax liability arising from the sale of Assets to Buyer or conveyance of Assets to Buyer or any liquidation and dissolution of Chase.

          4.2.3 Any obligation, commitment or liability of or claim against Seller which constitutes or arises from a breach by Seller at or prior to the Closing of any representation, warranty or covenant.

          4.2.4 Any obligation, commitment or liability of or claim against Seller which may arise from Seller's operation of the Assets prior to the Closing Date, except for liabilities assumed by Buyer pursuant to Sections 4.1.1 through 4.1.5.

          4.2.5 Any obligation, commitment or liability of or claim against Seller which may arise from the rendering of professional, legal, accounting, appraisal, engineering or other similar services to Seller in connection with this Agreement or the transactions contemplated hereunder.

          4.2.6 Any liability of Seller under profit-sharing or similar employee benefit plans or any other employee benefit collective bargaining agreement, employment agreement or salary or bonus arrangement.

     4.3 Chase, Skorburg, and Rolfe hereby severally agree that they shall pay promptly when due, or contest, any and all of their liabilities arising with respect to Seller's outdoor advertising business in the Market not assumed by Buyer at Closing or discharged by Seller prior to Closing, provided that Chase, Skorburg, and Rolfe may contest the assertion of any such liability to the extent reasonably prudent and Buyer shall cooperate fully in any such contest. If Chase, Skorburg, or Rolfe elects to contest any such liability and fails to succeed in such contest, then the contesting party shall promptly pay such liability. The contesting party shall give Buyer written notice before the contesting party begins contesting any such liability unless the contesting party does not have adequate time, in which event, the contesting party shall give Buyer said written notice within five (5) business days after the contesting party begins contesting any such liability. If Chase, Skorburg, or Rolfe elects to contest or fails without contest

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          to pay any such liability, it or he shall indemnify and hold Buyer harmless from and against any costs of such contest or failure (including all reasonable costs and attorneys' fees). If Chase, Skorburg, or Rolfe fails to succeed in such contest, then it or he shall promptly pay such liability.

                    In the event that Chase, Skorburg, or Rolfe is contesting any liability arising from Seller's outdoor advertising business in the Market and not assumed by Buyer under the terms of this Agreement, Seller shall clearly state to the third party that Chase, Skorburg, or Rolfe and not Buyer is the entity disputing the matter, unless Buyer is in actuality also disputing the matter.

     4.4 Installments of special assessments levied against real estate included in the Assets shall be the obligation of Chase if due on or before the Closing Date and the obligation of Buyer if due after the Closing Date.

     4.5 The Seller shall cooperate with Buyer to the extent reasonable to obtain all consents, approvals, and certificates and licenses and permits, and other documents required or appropriate in connection with the performance by it of this Agreement and the consummation of the transactions contemplated or otherwise required in order to prevent the breach of any representation and warranty set forth ("Consents"); provided, however, that no contact will be made by the Seller with any third party to obtain any Consent except in accordance with arrangements previously agreed to by Buyer. The provisions of this Section shall apply to consents of the respective lessors of the leases described in Sections 1.3.1 and 1.3.12 and
          Exhibit 1.3.1 to assignment of said leases to Buyer, but Seller does not warrant that such consents can be obtained and the obtaining of such consents is not a condition precedent to Closing.

     4.6 Excluding workmen's compensation, Chase shall be responsible for all claims associated with health, illness or injury insofar as they relate to events or conditions existing on or before the Closing Date and relating to employees or their dependents (or others) to the extent that event or condition has been reported on or before the Closing Date to Seller or to a medical professional or as to which medical treatment has been obtained on or before the Closing Date; provided, however, that Buyer's health plans will (to the extent they would cover medical expenses for a condition arising after the Closing
          Date) cover medical expenses for continuing employees incurred after the Closing Date to the extent said medical expenses result from a medical condition existing on or before the Closing Date that have not been so reported or the subject of such treatment.

                    Chase, through its workers' compensation carrier, shall be responsible for all workmen's compensation claims associated with health, illness or injury insofar as they relate to events occurring on or before the Closing Date.

5. CONDUCT OF BUSINESS PENDING CLOSING. Chase represents, warrants and agrees that from the date of this Agreement until the Closing as to the Assets:

     5.1 The outdoor advertising business of Seller with respect to the Assets will be conducted in the usual and ordinary course, the character of such business will not change in a materially adverse manner, no different business will be undertaken with respect to the Assets, and Seller will, in accordance with its past practices, exercise reasonable efforts to preserve for Buyer the relationship with suppliers, customers and others having business relations with Seller with respect to the Assets, including employees of Seller engaged in such business.

     5.2 Except in the ordinary course of business, Seller will not, in connection with the Assets, enter into any contract, agreement, commitment or understanding with respect to employing any agents, wholesalers, dealers, brokers or consultants in the development and sale of their services which requires an expenditure of more than $5,000 without the prior written authorization of Buyer.

     5.3            As to the Assets, Seller will not:

          (i) mortgage, pledge or subject to any lien, charge or encumbrance any of the Assets;

          (ii) sell or transfer any of the Assets, or any permits, licenses, approvals, or authorizations with respect to the Assets or cancel any debts or claims relating to Seller's outdoor advertising business in the Market;

          (iii) knowingly enter into any transaction affecting the Market which would have an adverse effect on the Assets;

          (iv) make, accrue or become liable in any way for any bonus (other than those which Seller shall pay in full), profit-sharing, pension, incentive compensation or other similar payments to any employee in Seller's outdoor advertising business in the Market inconsistent with prior practices or other than as shown on an Exhibit to this Agreement;

          (v) make or permit any amendment or termination of any contract in connection with the Assets, except for termination of contracts by parties other than Seller as authorized by the terms of such contracts;

          (vi) through negotiations or otherwise, make any commitment affecting the Market to labor organizations or incur any liability affecting the Market to labor organizations without the prior written approval of Buyer;

          (vii) make any material alteration to the normal and customary pricing or terms and conditions of sale extended to Seller's customers with respect to the Assets; or

          (vii) discharge or satisfy any lien or encumbrance affecting the Assets or pay any obligation or liability affecting the Assets (absolute or contingent), except in the ordinary course of business or as required or allowed under this Agreement.

     5.4 Seller shall maintain books of account with respect to the Assets consistent with past accounting practices as described in
          Section 2.3. Seller will not materially alter its current insurance coverage with respect to the Assets without the prior written consent of Buyer.

     5.5 Prior to this Agreement, Seller has made available to Buyer and its representatives certain information and records relating to the business and affairs of Seller as requested by Buyer. During the normal business hours throughout the purchase from this date to the Closing Date, Seller will give to Buyer and its accountants, counsel, appraisers and other representatives full access to all properties, contracts, commitments, books and records or Seller pertaining to the Assets. Prior to the Closing Date, and thereafter if the transactions contemplated by this Agreement fail to close for any reason, Buyer will maintain in confidence all information acquired through such access regarding the outdoor advertising business of Seller in the Market.

     5.6 Prior to Closing, Buyer shall not have the risk of loss with respect to the Assets to be conveyed pursuant to this Agreement. In the event, between the date of this Agreement and the Closing Date, any parcel of improved real property or personal property being purchased as a part of this transaction, including but not limited to, the furniture and equipment, fixtures, leasehold improvements, equipment, vehicles or other personal property is materially damaged or destroyed by fire or other casualty or in the event that the sign structures to be purchased are materially damaged or destroyed by fire or other casualty, Buyer may elect to terminate this Agreement, and all obligations of the parties shall cease and neither party shall have any further rights against the other. Chase shall immediately notify the Buyer in writing of the occurrence of any fire or other casualty. Buyer shall notify Chase in writing of Buyer's receipt of Chase's notice, indicating whether Buyer elects to consummate this transaction.

6. CONDITIONS TO OBLIGATIONS OF BUYER TO CONSUMMATE THE TRANSACTION. The obligations of Buyer to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by Buyer on or prior to the Closing Date of the following conditions:

     6.1 Buyer and Buyer's lenders, if required, shall have received an opinion from counsel for Chase in substantially the form attached as Exhibit 6.1 which shall be reasonably satisfactory to Buyer, dated the Closing Date, to the effect that:

          6.1.1 Chase is a corporation duly organized, existing and in good standing under the laws of the State of Texas and has the corporate power to carry on its business as now being conducted in the Market, and is not required to qualify to do business in any state other than where qualified.

          6.1.2 Such counsel does not know of any pending or threatened lawsuits against Seller with respect to the Assets. Counsel giving this opinion for Chase shall review their files in such manner as they consider necessary before giving this opinion.

          6.1.3 The execution, delivery and performance of this Agreement by Chase has been duly authorized and approved by its Board of Directors.

          6.1.4 This Agreement and each instrument executed and delivered by Seller have been duly executed by and constitute valid and binding obligations of Seller enforceable against Seller according to their terms, subject, however, to any state or federal laws for debtor relief or general principles of equitable relief. No opinion will be given regarding the enforceability of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement (Exhibit 1.7).

          6.1.5 All actions and proceedings required by law to be taken by Seller at or prior to the closing in connection with this Agreement and the transactions provided for have been duly and validly taken, or waived by Buyer.

          6.1.6 Except as disclosed in Exhibits 2.10, 2.17, and 2.26, the Assets to the best of counsel's knowledge are free and clear of all liens, encumbrances, claims, charges and assessments incurred by Seller, other than any which will be extinguished at or before Closing and any incurred by Buyer.

     6.2 Buyer shall not have discovered and given notice to Seller prior to Closing of any material error, misstatement or omission in the representations and warranties made by Chase which alone or in the aggregate are materially adverse to Seller or to Buyer if the transaction is completed. The representations and warranties and Exhibits contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date, except for any variations resulting from actions contemplated or permitted by this Agreement, which variations shall not be materially adverse, and each and all of the covenants to be performed by Seller on or before the Closing Date pursuant to the terms shall have been duly performed. Chase shall deliver to Buyer a certificate to that effect, dated the Closing Date, certifying to all the foregoing, and executed by an authorized officer of Chase.

     6.3 Subject to the provisions of Section 6.11, all contracts, leases and options, permits and rights which constitute Assets, to the extent assignable by Seller, shall be assigned to Buyer at Closing, and Seller will use reasonable business efforts to obtain and provide to Buyer at Closing any third parties' consents required for such assignments in accordance with Section 4.5.

     6.4 If required by law, Buyer and Seller shall have complied with all requirements imposed by such agencies of the U.S. Government as may be necessary for the valid and legal consummation of the transactions contemplated by this Agreement.

     6.5 No court or governmental agency shall have issued an order, binding on Buyer, enjoining the closing of the transactions contemplated herein.

     6.6 There shall be no existing or threatened suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, after due inquiry, to the best of Seller's or Buyer's knowledge, threatened against or affecting the Assets or which would have any material adverse effect on Seller's performance of this Agreement and the transactions contemplated.

     6.7 Chase shall deliver a certified copy of the action of its Board of Directors approving this transaction and the execution of this Agreement.

     6.8 Chase shall deliver an Incumbency Certificate to Buyer as to Chase.

     6.9 Seller shall deliver to Buyer all books, records and documents relating to the Assets at the closing.

     6.10 Chase shall have terminated from its employ all of Chase's employees in its outdoor advertising business in the Market, except Skorburg and Rolfe.

     6.11 Buyer shall have received and approved a Phase 1 environmental report for the real property described in Section
          1.3.12. In the event that Buyer has not yet received this report as of Closing, Buyer and Seller shall execute a sublease of said property from Seller to Buyer, on substantially the same terms as Seller's existing sublease for the property, to be effective from month to month pending receipt of the report. Upon receipt thereafter of a report satisfactory to Buyer, Buyer and Seller will execute appropriate instruments to cancel the sublease and effect an assignment to Buyer of Seller's existing sublease in accordance with
          Section 1.3.12. Upon receipt of a report unsatisfactory to Buyer, Buyer may elect to cancel the sublease granted pursuant to this Section or to continue said sublease for the remainder of the term of Seller's existing sublease, but in either event this Agreement will remain in force and the validity of the other transactions contemplated hereunder will not be affected.

7.        CONDITIONS TO OBLIGATIONS OF SELLER TO CONSUMMATE THE TRANSACTION.
     The obligations of Seller to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by Seller on or prior to the Closing Date of the following conditions:

     7.1 Seller shall have received an opinion of Buyer's counsel in substantially the form attached as Exhibit 7.1 and which shall be reasonably satisfactory to Seller, dated the Closing Date, to the effect that;

          7.1.1 Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Illinois and has the corporate power to carry on its business as now being conducted.

          7.1.2 The execution, delivery and performance of this Agreement by Buyer has been duly authorized and approved by Buyer; and this Agreement and each instrument executed and delivered by Buyer have been duly executed by and constitute valid and binding obligations of Buyer enforceable according to their terms subject, however, to any state or federal laws for debtor relief or general principles of equitable relief.

          7.1.3 All actions and proceedings required by law to be taken by Buyer at or prior to the Closing in connection with this Agreement and the transactions provided for have been duly and validly taken or waived by Seller.

     7.2 Seller shall not have discovered any material error, misstatement or omission in the representations and warranties made by Buyer which alone or in the aggregate are materially adverse to Buyer or Seller if this transaction is completed. The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for any variations therein resulting from actions contemplated or permitted by this Agreement, which variations shall not be materially adverse to Buyer and each and all the covenants to be performed by Buyer on or before the Closing Date shall have been duly performed. Buyer shall deliver to Seller a certificate to that effect, dated the Closing Date, and executed by an authorized officer of Buyer.

     7.3 If required by law, Buyer and Seller shall have complied with all requirements imposed by such agencies of the U.S. Government as may be necessary for the valid and legal consummation of the transactions contemplated hereby.

     7.4 No court of competent jurisdiction or governmental agency shall have issued an order, binding on Seller, enjoining the closing of the transactions contemplated herein.

8.        CLOSING.

     8.1 The transactions required under this Agreement to be consummated at the Closing shall take place in Dallas, Texas, at such date ("Closing Date"), and time as Seller and Buyer may agree, as close as possible to the execution of this Agreement, but in no event later than September 18, 1996, or the third business day after Buyer receives the Exhibits to this Agreement from Seller, whichever is later.

     8.2 In addition to, and without limiting any other provision of this Agreement, Chase agrees to do, execute, perform and deliver at the Closing the following:

          8.2.1          The opinion of counsel of Chase as specified in Section
                    6.1.

          8.2.2 The requisite instruments of conveyance, including, but not limited to, a Bill of Sale and assignments.

          8.2.3 Appropriate instruments of transfer to Buyer all parcels of real estate or leaseholds covered by this Agreement.

          8.2.4 Evidence satisfactory to Buyer showing compliance with provisions of any applicable requirement of the U.S. Government or any entity of state or local government.

          8.2.5          An Escrow Agreement in the form attached as Exhibit
                    1.4(c).

          8.2.6          The certificate described in Section 6.2.

          8.2.7          The certified copy described in Section 6.7.

          8.2.8          The Incumbency Certificate described in Section 6.8.

          8.2.9          The sublease described in Section 6.11, if appropriate.

          8.2.10 Such other instruments as counsel for Buyer may reasonably request.

     8.3 In addition to, and without limiting any other provisions of this Agreement, Buyer agrees to do, execute, perform and deliver at the Closing the following:

          8.3.1          The opinion of Buyer's counsel as specified in Section
                    7.1.

          8.3.2 The amounts specified in Sections 1.4(b) and 1.4(c) in the form of an interbank transfer of immediately available funds.

          8.3.3 Evidence satisfactory to Seller showing compliance with provisions of any applicable requirement of the U.S. Government or any entity of state or local government.

          8.3.4          The sublease described in Section 6.11, if appropriate.

          8.3.5          The certificate described in Section 7.2.

          8.3.6 Such other instruments as counsel for Seller may reasonably request.

9.        POST-CLOSING COVENANTS.

          9.1 Buyer and Seller agree to retain and permit each other access to relevant pre-closing accounting records and corporate books of Seller regarding the Assets for a period of six (6) years following the Closing Date for any proper purpose. "Proper purpose" means the preparation and review of any federal, state or local tax filing or governmental report, filing, or application or the enforcing of rights against third parties or the enforcing of rights under this Agreement.

          9.2 Seller and Buyer agree to cooperate in the preparation of any governmental reports and to furnish reasonably requested information needed for the preparation of governmental reports.

          9.3            Buyer agrees to interview all persons listed in Exhibit
               2.13.4 for possible employment with Buyer on terms and conditions of employment comparable to those set forth in Exhibits 2.13.4 and 2.15, for a period of at least ninety days after the Closing Date, subject to Buyer's right to terminate said employees for cause. In the event that Buyer does not so employ any such person(s), Buyer will pay Seller within ten days after the Closing Date an amount equal to ninety days' base compensation of such person(s).

10.       INDEMNITY.

          10.1 Chase agrees to indemnify Buyer against all claims, losses, expenses, obligations, damages and liabilities (including, without limitation, costs and expenses of litigation and attorneys' fees), except for items as to which proration has been waived pursuant to Section 1.4.1, occurring or arising from the following: (1) any breach of any representation or warranty or failure to do and perform any covenant or agreement of Seller contained in this Agreement; (2) any obligation, debt or liability of Seller or any claim based upon any other occurrence arising from the operation of the Assets anywhere, or from the operation of Seller's entire business anywhere, prior to the Closing, the obligation for which is not expressly assumed or agreed to be assumed by Buyer; or (3) any claim of any finder or broker claiming to have been engaged by Seller or owed compensation by Seller as a result of the transactions contemplated in this Agreement.

          10.2 Buyer agrees to indemnify Seller against all claims, losses, expenses, obligations, damages and liabilities (including, without limitation, costs and expenses of litigation and attorneys' fees), except for items as to which proration has been waived pursuant to Section 1.4.1, occurring or arising from the following: (1) any breach of any representation or warranty or failure to do and perform any covenant or agreement of Buyer contained in this Agreement; (2) any obligation, debt or liability of Buyer or any claim based upon any other occurrence arising from the operation of the Assets anywhere, or from the operation of Buyer's entire business anywhere, after the Closing, the obligation for which is not expressly assumed or agreed to be assumed by Seller; or (3) any claim of any finder or broker claiming to have been engaged by Buyer or owed compensation by Buyer as a result of this transaction.

          10.3 Within a reasonable time after receipt of notification of a claim, the indemnified party shall notify the indemnifying party of any claim or demand which the indemnified party has determined has given rise to a right of indemnification. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim, the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. Failure to give the foregoing notice shall not be deemed a waiver of any claim or a bar to the assertion of such claim unless and to the extent an indemnifying party is able to establish damage or prejudice arising from the delay, in which case such failure shall be a waiver and bar only to the extent of such damage or prejudice. In the event any action, suit or proceeding is brought against the indemnified party with respect to which it may make a claim for indemnification, the indemnifying party shall assume the defense of such action, suit or proceeding and shall hire attorneys and other professionals reasonably acceptable to the indemnified party. The defense shall include all settlement negotiations and arbitration, trial, appeal or other proceedings which indemnifying party's counsel shall. deem appropriate, all of which shall be at the discretion of and conducted by the indemnifying party. The indemnified party shall have the right to be represented by advisory counsel and accountants, at its expense, and shall be kept informed of such action, suit or proceeding at reasonable times at all stages thereof, whether or not so represented. The parties agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to such proceedings or litigation, and the parties further agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.
               Each party shall promptly notify the other party of any audit or examination of its books and records undertaken by federal or state tax authorities and the results of any such audit or examination, if such audit or examination is reasonably expected to impact the other party.

          10.4 In the event that any party does not provide indemnification as required by the terms of this Article 10, and an indemnified party shall pay or suffer a loss due to an indemnified liability, the party or parties failing to provide indemnification shall pay all expenses suffered by the indemnified party including legal expenses of compelling the indemnifying party or parties to provide indemnification to so provide.

                    If any party brings a legal action to compel an
               indemnification and loses, the losing party or parties shall pay all reasonable costs of litigation and the legal expenses of the defendant in that action.

                    Provided further, if any indemnified party shall pay or
               suffer a loss of assets due to an indemnified liability, then interest on any such amount shall accrue and be paid by the indemnifying party or parties to the indemnified party or parties from time to time, on demand, at the prime rate of interest (or such other reference or base rate, as applicable) of the LaSalle National Bank of Chicago, plus 2%, per annum, computed from the date of such payment by the indemnified party to and including the date upon which such indemnified party is reimbursed for such payment.

     10.5 The indemnity agreements contained in this Section 10 and in other provisions of this Agreement shall not apply to the extent any otherwise indemnifiable loss is covered by valid and collectible insurance.

11. FINDERS. Seller and Buyer represent and warrant that they have not dealt with any finder or broker, they have not had communications with any individual acting in such capacity with regard to these transactions, and they are not in any way obligated to compensate any such person.

12.       MISCELLANEOUS.

     12.1 This Agreement may be amended or modified by, and only by, a written document executed by all of the parties.

     12.2 The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     12.3 This Agreement and any documents specifically referred to constitute the entire understanding between the parties with respect to the subject matter, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may be executed in any number of counterparts.

     12.4 The representations and warranties by the parties shall survive the Closing for a period of two years. All covenants and agreements shall also survive the Closing unless they expire by their terms on or before Closing.

     12.5 It is expressly understood and agreed that Buyer and Seller or their respective officers or agents have not made any warranty or agreement, express or implied, except as are expressly provided, as to the tax consequences of this transaction or the tax consequences of any transaction pursuant to or arising out of this Agreement.

     12.6 Other than to a subsidiary or affiliate of Buyer, this Agreement may not be assigned without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties, their successors or permitted assigns, and the parties agree for themselves, their successors or permitted assigns, to execute any instrument and to perform any acts which may be necessary or proper to carry out the purposes of this Agreement. Any assignment of this Agreement to a subsidiary or affiliate of Buyer shall not relieve Buyer of its obligations under this Agreement.

     12.7 The Exhibits to this Agreement shall be as of the Closing Date unless otherwise stated, but Seller shall provide Buyer with the certification provided for in Section 6.2.

     12.8 This Agreement shall be construed in accordance with the laws of the State of Texas. Any suit to enforce or construe this Agreement shall be filed in an appropriate state or federal court in Dallas County, Texas.

     12.9 The parties acknowledge that one or more of the principals of Seller is a licensed real estate broker in the State of Texas.


     12.10 As used in this Agreement, the terms "affiliate of" or "affiliated with," when used with respect to an entity, refer to relationship with the entity by blood or marriage within the third civil degree of relationship, or a business, partnership, or firm in which the entity is an officer, director, shareholder, employee, or consultant or which is more than 10% owned or controlled by the entity (or which owns or controls the entity).

     12.11 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by electronic facsimile with receipt acknowledged and copies sent by mail as provided below to the respective persons named below or if mailed by certified or registered mail, postage prepaid, return receipt requested:

     If to Seller:

          Frank E. Rolfe
          Richard M. Skorburg
          SRM Investments, Inc.
          8214 Westchester, Suite 705
          Dallas, Texas 75225
          (Phone: 214-750-8636)
          (Fax:   214-750-8671)

     With a copy to:

          P. Michael Jung, Esq.
          Strasburger & Price, L.L.P.
          901 Main Street
          Suite 4300
          Dallas, Texas 75202
          (Phone:  214-651-4724)
          (Fax:    214-651-4330)

     If to Buyer:
          Brian T. Clingen
          Paul G. Simon
          Universal Outdoor, Inc.
          321 North Clark Street, Suite 1010
          Chicago, Illinois 60610
          (Phone:  312-644-8673)
          (Fax:     312-644-8071)

               Any party may change the address to which notification is to be given by notice to all other parties given in the manner specified in this Section.

     12.12 The parties acknowledge that this Agreement has been executed prior to preparation of some or all of the Exhibits to this Agreement, which are to be prepared by Seller and furnished to Buyer for Buyer's review. The obligation of Buyer to close and pay the remainder of the Purchase Price specified in Sections 1.4(b) and 1.4(c) is subject to Buyer's acceptance of the Exhibits, which will not be unreasonably withheld.


     IN WITNESS WHEREOF, all of the parties hereto have executed and delivered this Agreement as of the day and year first above written.

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                              BUYER:

                              UNIVERSAL OUTDOOR, INC.



                              By:
                                  ------------------------------

                              Its:
                                  ------------------------------


                              SELLER:

                              SRM INVESTMENTS, INC., D/B/A THE CHASE COMPANY



                              By:
                                  ------------------------------

                              Its:
                                  ------------------------------




                              -----------------------------------
                                        Frank E. Rolfe




                              -----------------------------------
                                        Richard M. Skorburg

                                INDEX TO EXHIBITS
                                -----------------

1.1       Market

1.3.1     List of Real Property and Leases

1.3.2     List of Sign Structures

1.3.3     List of Advertising Contracts

1.3.4     List of Contract Rights

1.3.5     List of Unbuilt Sign Structures

1.3.6     List of Permits

1.3.8     List of Telephone Numbers

1.3.11    Retained Accounts Receivable

1.3.11A   List of Accounts Receivable

1.3.11B   Retained Accounts Receivable

1.4(b)    Seller's Wire Instructions

1.4(c)    Escrow Agreement

1.6       Asset Allocation

1.7       Noncompetition, Nonsolicitation and Nondisclosure Agreement

2.2       Exceptions to Permit Warranty

2.3       June 30, 1996 Chase Financial Statements

2.4       Adverse Changes

2.5.3     Oral or Written Contracts

2.10      Encumbrances

2.11      Repair Schedule

2.13.4    List of Employees

2.15      Employee Benefit Plans

2.17      Subleases

2.18      Description of Barter Transactions

2.26      Third-Party Rights to Acquire Assets

2.27      Claims Filed Against Seller

4.1.3     Non-Agency Advertising Commissions

4.1.4     Assumed Promissory Notes

4.1.5     Assumed Accounts Payable

6.1       Form of Seller's Legal Opinion

7.1       Form of Buyer's Legal Opinion

                         NONCOMPETITION, NONSOLICITATION
                           AND NONDISCLOSURE AGREEMENT

     THIS AGREEMENT, made and entered into as of this _____ day of __________, 1996 by and among SRM Investments, Inc., d/b/a The Chase Company, a Texas corporation ("Chase"), Frank Rolfe ("Rolfe") and Richard Skorburg ("Skorburg") (Chase, Rolfe and Skorburg are collectively referred to as "Seller") and UNIVERSAL OUTDOOR, INC., an Illinois corporation, ("Buyer").

                               W I T N E S S E T H

     In consideration of the purchase by Buyer of certain Assets from Seller and the benefits of such purchase inuring to Seller pursuant to the Asset Purchase Agreement, and in reliance upon the undertaking of Seller to enter into this Noncompetition, Nonsolicitation and Nondisclosure Agreement, Seller and Buyer agree as follows:

     1.   DEFINITIONS AND INTERPRETATION.

          1.1 DEFINITIONS. In this Noncompetition, Nonsolicitation and Nondisclosure Agreement ("Agreement") the words and expressions defined below shall have the meanings assigned to them (unless the context otherwise requires):

               (a) "DEFINED TERMS": Unless otherwise defined, the terms used in this Agreement shall have the same meanings as those used in the Asset Purchase Agreement.

               (b) "AFFILIATE": means any person related to Skorburg or Rolfe by blood or marriage within the third civil degree of relationship or a business, partnership or firm in which Seller is an officer, director, shareholder, employee or consultant or which is more than 10% owned or controlled or directed by Seller (or which owns or controls Seller).

               PRONOUNS. Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the masculine only shall include the feminine gender or neuter and words importing natural persons shall also include corporations, unincorporated associations and partnerships.

               EXHIBITS. Any and all Exhibits attached or delivered pursuant to this Agreement or the Asset Purchase Agreement, shall be deemed incorporated by this reference and shall be construed and have the same force and effect as if expressly set out in the body of this Agreement.

     2.   NONCOMPETITION AND OTHER RESTRICTIVE COVENANTS.

     For and in consideration of the purchase of certain Assets of Seller, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and expressed, Seller agrees that:

               (a) With regard to the rights to operate outdoor advertising displays at the locations being purchased by Buyer in the Asset Purchase Agreement, the parties agree that setting a definite term to protect the legitimate expectations of Buyer is difficult because of the long-term nature of the Leases and Permits being purchased and the ongoing uncertainty of the duration of any Lease renewal or extensions. Therefore, it is the express intention and agreement of the parties that the duration of the Seller's agreement not to compete for Leases or Permits or renewals of Leases or Permits or otherwise interfere with Buyer's rights to operate the signs at the locations where the signs are now located should extend as long as is necessary to protect the value to Buyer of the Assets purchased. The parties specifically agree that the term of twenty (20) years from the date of execution is a reasonable restriction on Seller's competition for Leases and Permits because it allows two (2) standard ten (10) year extensions of those Leases which are currently in need of renewal.

               (b) During the ten (10) year period commencing with the Closing Date, Seller and any Affiliate will afford Buyer a right of first refusal with respect to any sale by Seller of any outdoor advertising Lease, Sign, or Permit within the Market.

               (c) Seller shall not solicit any employee, independent contractor or other person currently providing services to Seller to terminate or refuse such services to Buyer within 5 years after the Closing Date unless such employee, independent contractor or other person has been terminated or is no longer doing business with Buyer.

               (d) Except to the extent Seller is required by any Court order to disclose said information or are otherwise required by law to disclose said information, Seller agrees to keep secret and to maintain the secrecy of all information pertaining to the Assets and further agrees that Seller shall not disclose such information to any third party for any purpose, without the express written permission of Buyer.

     3.   REMEDIES.

     Seller expressly further acknowledges and agrees that the period of restriction and the territory provided in this Agreement are necessary to protect Buyer and its successors and assigns in the use and enjoyment of the Assets purchased by Buyer. Seller agrees that damages cannot adequately compensate Buyer in the event of a violation of any of the above restrictive covenants, and that injunctive relief shall be essential for the protection of Buyer, its successors and assigns. Accordingly, Seller agrees and consents that, in the event of a violation or breach of any of said restrictive covenants,

Buyer shall be entitled to obtain injunctive relief against Seller but upon due notice, in addition to such other relief as may be available at law or in equity. Obtainment of such injunction by Buyer shall not be considered an election of remedies or a waiver of any right to assert any other remedies available at law or in equity. To the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, business activities or length of time, but may be made enforceable by limitations thereon, Seller agrees that such reductions or limitations may be made so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.

     In the event Buyer obtains a final judgment or arbitration award against Seller or a settlement is reached between the parties to this Agreement, as a result of Seller's breach of the provisions of this Agreement, in addition to any other remedies provided herein, Buyer may, in addition to such judgment, award or settlement obtain its reasonable costs of enforcement of this Agreement, including all legal expenses. Final judgment means a judgment for which no appeal has been filed despite the expiration of the time allowed therefor under applicable law, or as to which all available appeals have been exhausted.

     4.   PROCEDURE FOR NOTICES.

     Any notice or demand which may be given under this Agreement shall be in writing and shall be served by personal delivery or by Federal Express or similar agency or by sending the same by first class prepaid registered or certified mail, return receipt requested, addressed to the party to be served at the address shown in the Asset Purchase Agreement or such other address as any party hereto may from time to time notify the other for this purpose. Any notice sent by first class prepaid registered or certified mail shall be deemed to have been served on the third business day next following the date an which it was properly posted. In proving service of any notice which is mailed it shall be sufficient to prove that the envelope containing the same was properly addressed and was delivered or sent by first class prepaid registered or certified mail as aforesaid.

     IN WITNESS WHEREOF, each of the parties hereto or their duly authorized representatives have executed this Noncompetition, Nonsolicitation and Nondisclosure Agreement, all as of the day and year first above written.


UNIVERSAL OUTDOOR, INC.,
An Illinois Corporation



By:
    ------------------------------
     Its:
          ------------------------

SRM INVESTMENTS, INC., D/B/A THE CHASE COMPANY,
A Texas Corporation




By:
    ------------------------------
     Its:
          ------------------------



------------------------------
     Frank E. Rolfe



------------------------------
     Richard M. Skorburg